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                                                                     Exhibit 2.3

                               ARTICLES OF MERGER

                                    Merging

                     SECURITY CAPITAL ATLANTIC INCORPORATED
                    (a corporation of the State of Maryland)
                                      Into
                         SECURITY CAPITAL PACIFIC TRUST
           (a real estate investment trust of the State of Maryland)


     SECURITY CAPITAL ATLANTIC INCORPORATED, a corporation organized and existing under the laws of the State of Maryland (the "East"), and SECURITY CAPITAL PACIFIC TRUST, a real estate investment trust organized and existing under the laws of the State of Maryland ("West"), agree that East shall be merged with and into West. The terms and conditions of the merger and the mode of carrying the same into effect are as herein set forth in these Articles of Merger.

     FIRST: The parties to these Articles of Merger are West a real estate investment trust organized and existing under the laws of the State of Maryland, and East, a corporation organized and existing under the laws of the State of Maryland.

     SECOND: East shall be merged with and into West in accordance with the Corporations and Associations Article of the Annotated Code of Maryland (the "Maryland Code") and West shall survive the merger and continue under the name "Archstone Communities Trust" (the "Surviving Entity"). At the effective time of the merger (the "Effective Time"), the separate existence of East shall cease in accordance with the provisions of the Maryland Code. From and after the Effective Time, the Surviving Entity shall continue its existence as a real estate investment trust under the Maryland Code, shall succeed to all of the properties, liabilities and other assets and shall be subject to all of the liabilities and obligations of East without further action by either of the parties hereto, and will continue to be governed by the laws of the State of Maryland, including the Maryland Code. At the Effective Time, the declaration of trust and bylaws of West in effect immediately prior to the Effective Time shall become the declaration of trust and bylaws of the Surviving Entity. At the Effective Time, the trustees and officers in office immediately prior to the Effective Time shall be the trustees and officers of the Surviving Entity, and such persons shall hold such positions until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation, or removal, in accordance with the declaration of trust and bylaws of the Surviving Entity.

     THIRD: The resident agent and office of each of East and West is located at 11 East Chase Street, Baltimore, State of Maryland 21202. The principal office of West is located
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at 7670 South Chester Street, Englewood, Colorado 80112, and the principal office of East is located at Six Piedmont Center, Suite 600, Atlanta, Georgia 30305. Neither East nor West owns any interest in land in any county in the State of Maryland.

     FOURTH: The terms and conditions of the transaction set forth in these Articles of Merger were advised, authorized and approved by each party to these Articles of Merger in the manner and by the vote required by East's articles of incorporation or West's declaration of trust, as the case may be, and the laws of the State of Maryland.

     FIFTH: The merger was duly (a) advised by the board of directors of East by the adoption of a resolution declaring that the merger set forth in these Articles of Merger was advisable on substantially the terms and conditions set forth or referred to in the resolution and directing that the proposed merger be submitted for consideration at a special meeting of the shareholders of East and
(b) approved by the shareholders of East by the vote required by its articles of incorporation and the Maryland Code.

     SIXTH: The merger was duly (a) advised by the board of trustees of West by the adoption of a resolution declaring that the merger set forth in these Articles of Merger was advisable on substantially the terms and conditions set forth or referred to in the resolution and directing that the proposed merger be submitted for consideration at a special meeting of the shareholders of West and
(b) approved by the shareholders of West by the vote required by its declaration of trust and the Maryland Code.

     SEVENTH: The charter of the Surviving Entity will not be amended as a result of the Merger.

     EIGHTH: The total number of shares of beneficial interest of all classes which West has authority to issue is two hundred fifty million (250,000,000) shares of beneficial interest, of the par value of one dollar ($1.00) each, all such shares having an aggregate par value of two hundred fifty million dollars ($250,000,000). Of such shares of beneficial interest, nine million two hundred thousand (9,200,000) shares have been classified as Series A Cumulative Convertible Preferred Shares of Beneficial Interest, four million six hundred thousand (4,600,000) shares have been classified as Series B Cumulative Redeemable Preferred Shares, two million (2,000,000) shares have been classified as Series C Cumulative Redeemable Preferred Shares ("West New Preferred Stock") and nine hundred thirty thousand fifty (930,050) shares have been classified as Junior Participating Preferred Shares.

     The total number of shares of stock of all classes which East has authority to issue is two hundred fifty million (250,000,000) shares, all such shares having an aggregate par value of two million five hundred thousand dollars ($2,500,000). Of such two hundred fifty million shares, two million (2,300,000) shares have been classified as Series A Cumulative Redeemable Preferred Stock and seven hundred forty six thousand thirty two (746,032) shares have been classified as Series A Junior Participating Preferred Stock.

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     NINTH:  As of the Effective Time, by virtue of the Merger and without any action on the part of West, East, or any holder of any of the following securities:

          (a) Cancellation of Treasury Stock and West-Owned East Capital Stock. Each share of the common stock, $.01 par value per share, of East ("East Common Stock"), together with the rights (the "East Rights") attached thereto to purchase Series A Junior Participating Preferred Stock of East (the "East Junior Preferred Stock") issued pursuant to the Rights Agreement, dated as of March 12, 1996, between East and The First National Bank of Boston, as Rights Agent (as it may be amended), that is owned by East or any subsidiary of East, and each share of East Common Stock (with the associated East Rights) that is owned by West or any subsidiary of West shall automatically be cancelled and retired and shall cease to exist, and no consideration shall be delivered or deliverable in exchange therefor. Each share of Series A Cumulative Redeemable Preferred Stock of East ("East Series A Preferred Stock") that is owned by East or any subsidiary of East, and each share of East Series A Preferred Stock that is owned by West or any subsidiary of West shall automatically be cancelled and retired and shall cease to exist, and no consideration shall be delivered or deliverable in exchange therefor.

          (b) Conversion of East Common Stock. Subject to Article TENTH, each issued and outstanding share of East Common Stock (with the associated East Rights), other than shares cancelled pursuant to paragraph (a) of this Article, shall be converted into the right to receive one (1) (the "Exchange Ratio") validly issued, fully paid, and nonassessable share of beneficial interest, $1.00 par value per share, of West ("West Common Stock"), together with the rights (the "West Rights") attached thereto to purchase Junior Participating Preferred Stock of West issued pursuant to the Rights Agreement, dated as of July 21, 1994 between West and Chemical Bank, as Rights Agent (as amended). The consideration to be issued to the holders of East Common Stock is referred to herein as the "Merger Consideration."

          (c) Conversion of East Series A Preferred Stock. Subject to Article TENTH, each issued and outstanding share of East Series A Preferred Stock, other than shares cancelled pursuant to paragraph (a) of this Article, shall be converted into the right to receive one validly issued, fully paid, and nonassessable share of West New Preferred Stock.

          (d) Cancellation and Retirement of East Capital Stock. All shares of East Common Stock (with the associated East Rights and any shares of East Junior Preferred Stock issuable upon exercise thereof) converted into the right to receive the Merger Consideration pursuant to paragraph (b) of this Article shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate representing any such shares of East Common Stock (with the associated East Rights) shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration in accordance with paragraph (b) of this Article, and any cash in lieu of fractional shares of West Stock pursuant to paragraph (e) of Article TENTH, upon surrender of such certificate in accordance with Article TENTH. As of the Effective Time, all shares of East Series A Preferred Stock converted into the right to receive West New Preferred Stock pursuant to paragraph (c) of this Article shall no longer be outstanding and shall automatically be cancelled and retired and shall

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cease to exist, and each holder of a certificate representing any such shares of
East Series A Preferred Stock shall cease to have any rights with respect thereto, except the right to receive West New Preferred Stock in accordance with paragraph (c) of this Article upon surrender of such certificate in accordance with Article TENTH.

          (e) Conversion of East Stock Options. Each option granted by East to purchase shares of East Common Stock (an "East Stock Option") which is outstanding and unexercised immediately prior to the Effective Time shall cease to represent a right to acquire such shares and shall be converted into an option to purchase shares of West Common Stock (a "West Stock Option") in an amount and at an exercise price determined as provided below (and otherwise subject to the terms and conditions of West's 1996 Share Option Plan for Outside Trustees or 1997 Long-Term Incentive Plan and the agreements evidencing grants thereunder, but having the same vesting, exercise, and termination dates that such East Stock Options had immediately prior to the Effective Time).

               (i) The number of shares of West Common Stock to be subject to the West Stock Option shall be equal to the product of (A) the number of shares of East Common Stock subject to the East Stock Option immediately prior to the Effective Time and (B) the Exchange Ratio.

               (ii) The exercise price per share of West Common Stock under the West Stock Option shall be equal to (A) the exercise price per share of East Common Stock under the East Stock Option immediately prior to the Effective Time divided by (B) the Exchange Ratio.

     TENTH:

          (a) Exchange Agent. As soon as reasonably practicable after the Effective Time, West shall deposit the Merger Consideration and the West New Preferred Stock with a bank or trust company designated by West and reasonably acceptable to East to act as exchange agent (the "Exchange Agent"), for the benefit of the holders of shares of East Common Stock and holders of shares of East Series A Preferred Stock, respectively, for exchange in accordance with this Article TENTH.

          (b) Exchange Procedures. As soon as practicable after the Effective Time, the Exchange Agent shall mail to each holder of an outstanding certificate or certificates which prior thereto represented shares of East Common Stock or shares of East Series A Preferred Stock (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to such certificate shall pass, only upon delivery of such certificates to such Exchange Agent), and (ii) instructions for use in effecting the surrender of such certificates for the Merger Consideration or West New Preferred Stock, as the case may be. Upon surrender to the Exchange Agent of such certificates for cancellation, together with such letter of transmittal, the holder of such certificates shall be entitled to a certificate or certificates representing the number of full shares of West Common Stock or West New Preferred Stock,

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as the case may be, and the amount of cash, if any, into which the aggregate number of shares of East Common Stock or East Series A Preferred Stock previously represented by such certificate or certificates surrendered shall have been converted pursuant to these Articles of Merger. The Exchange Agent shall accept such certificates upon compliance with such reasonable terms and conditions as the Exchange Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. After the Effective Time, there shall be no further transfer on the records of East or its transfer agent of certificates representing shares of East Common Stock or East Series A Preferred Stock and if such certificates are presented to East for transfer, they shall be cancelled against delivery of certificates for West Common Stock and cash, if any, or West New Preferred Stock as hereinabove provided. If any certificate for such West Common Stock or West New Preferred Stock is to be issued in, or if cash is to be remitted to, a name other than that in which the certificate for East Common Stock or East Series A Preferred Stock surrendered for exchange is registered, it shall be a condition of such exchange that the certificate so surrendered shall be properly endorsed, with signature guaranteed, or otherwise in proper form for transfer and that the person requesting such exchange shall pay to West or its transfer agent any transfer or other taxes required by reason of the issuance of a certificate for such West Common Stock or West New Preferred Stock in a name other than that of the registered holder of the certificate surrendered, or establish to the satisfaction of West or its transfer agent that such tax has been paid or is not applicable. Until surrendered as contemplated by this paragraph, each certificate for shares of East Common Stock or East Series A Preferred Stock shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration or West New Preferred Stock, respectively. No interest will be paid or will accrue on any cash payable in lieu of any fractional shares of West Common Stock.

          (c) Distributions with Respect to Unexchanged Shares. No dividends or other distributions with respect to West Common Stock or West New Preferred Stock with a record date after the Effective time shall be paid to the holder of any unsurrendered certificate for shares of East Common Stock or East New Preferred Stock with respect to the shares of West Common Stock or West Series A Preferred Stock represented thereby and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to paragraph (e) of this Article until the surrender of such certificate in accordance with this Article. Subject to the effect of applicable laws, following surrender of any such certificate, there shall be paid to the holder of the certificate representing whole shares of West Common Stock or West New Preferred Stock issued in exchange therefor, without interest, (i) at the time of such surrender the amount of any cash payable in lieu of a fractional share of West Common Stock to which such holder is entitled pursuant to paragraph (e) of this Article and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of West Common Stock or West New Preferred Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and a payment date subsequent to such surrender payable with respect to such whole shares of West Common Stock or West New Preferred Stock.

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          (d) No Further Ownership Rights in East Capital Stock. All shares of
West Common Stock and West New Preferred Stock issued and all cash paid upon the surrender for exchange of certificates representing shares of East Common Stock or East Series A Preferred Stock in accordance with the terms of this Article (including any cash paid pursuant to paragraph (e) of this Article) shall be deemed to have been issued and paid in full satisfaction of all rights pertaining to the shares of East Common Stock or East Series A Preferred Stock theretofore represented by such certificates.

          (e) No Fractional Shares of West Common Stock or West New Preferred Stock.

               (i) No certificates or scrip representing fractional shares of West Common or West New Preferred Stock shall be issued upon the surrender for exchange of certificates representing shares of East Common Stock, and such fractional share interests will not entitle the owner thereof to vote or to any rights of a shareholder of West. Notwithstanding any other provision of these Articles of Merger, each holder of shares of East Common Stock exchanged pursuant to the Merger who would have otherwise been entitled to receive a fraction of a share of West Common Stock (after taking into account all shares of East Common Stock held of record by such holder at the Effective Time) shall receive, in lieu of such fraction of a share, cash in an amount determined and paid as stated in paragraphs 2.2(e)(ii)-(v) of this Article.

               (ii) As promptly as practicable after the Effective Time, the Exchange Agent shall determine the excess (such excess being referred to as the "Excess Shares") of (A) the aggregate number of whole shares of West Common Stock issuable pursuant to paragraph (b) of this Article TENTH over (B) the aggregate number of whole shares of West Common Stock to be distributed to former holders of East Common Stock pursuant to paragraph (b) of this Article after taking into account the payment of cash in lieu of fractional shares of West Common Stock (on the premise that the entitlement of each holder of shares of East Common Stock to receive cash in lieu of a fractional share of West Common Stock shall be calculated taking into account all shares of East Common Stock held of record at the Effective Time by such holder). Following the Effective Time, the Exchange Agent shall, on behalf of the former holders of East Common Stock, sell the Excess Shares at then-prevailing prices on the New York Stock Exchange ("NYSE") in the manner provided in paragraph (e)(iii) of this Article.

               (iii) The sale of the Excess Shares by the Exchange Agent shall be executed on the NYSE through one or more member firms of the NYSE and shall be executed in round lots to the extent practicable. The Exchange Agent shall use reasonable efforts to complete the sale of the Excess Shares as promptly following the Effective Time as, in the Exchange Agent's sole judgment, is practicable consistent with obtaining the best execution of such sales in light of prevailing market conditions. Until the net proceeds of such sale or sales have been distributed to the holders of the certificates formerly representing East Common Stock, the Exchange Agent shall hold such proceeds in trust for such holders (the "Common

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Shares Trust"). West shall pay all commissions, transfer taxes and other out-of-
pocket transactions costs, including the expenses and compensation of the Exchange Agent incurred in connection with such sale of the Excess Shares. The Exchange Agent shall determine the portion of the Common Shares Trust to which each former holder of East Common Stock is entitled, if any, by multiplying the amount of the aggregate net proceeds comprising the Common Shares Trust by a fraction, the numerator of which is the amount of the fractional share interest to which such former holder of East Common Stock is entitled (after taking into account all shares of East Common Stock held of record at the Effective Time by such holder) and the denominator of which is the aggregate amount of fractional share interest to which all former holders of East Common Stock are entitled.

               (iv) Notwithstanding the provisions of paragraphs (e)(ii) and
(iii) of this Article, West may elect at its option, exercised prior to the Effective Time, in lieu of the issuance and sale of Excess Shares and the making of the payments hereinabove contemplated, to pay each former holder of East Common Stock an amount in cash equal to the product obtained by multiplying (A) the fractional share interest to which such former holder (after taking into account all shares of East Common Stock held of record at the Effective Time by such holder) would otherwise be entitled by (B) the closing price of West Common Stock as reported on the NYSE Composite Tape (as reported in The Wall Street Journal, or, if not reported therein, any other authoritative source) on the Closing Date, and, in such case, all references herein to the cash proceeds of the sale of the Excess Shares and similar references shall be deemed to mean and refer to the payments calculated as set forth in this paragraph (e)(iv).

               (v) As soon as practicable after the determination of the amount of cash, if any, to be paid to holders of certificates formerly representing East Common Stock with respect to any fractional share interests, the Exchange Agent shall make available such amounts to such holders subject to and in accordance with the terms of paragraph (b) of this Article.

          (f) Termination of Exchange Fund. Any portion of the Merger Consideration or West New Preferred Stock deposited with the Exchange Agent pursuant to this Article (the "Exchange Fund") which remains undistributed to the holders of the certificates formerly representing shares of East Common Stock or East Series A Preferred Stock for twelve months after the Effective Time shall be delivered to West, upon demand, and any holders of shares of East Common Stock or East Series A Preferred Stock who have not theretofore complied with this Article shall thereafter look only to West and only as general creditors thereof for payment of their claim for West Common Stock, West New Preferred Stock, any cash in lieu of fractional shares of West Common Stock, and any dividends or distributions with respect to West Common Stock or West New Preferred Stock to which such holders may be entitled.

          (g) No Liability. None of West, East or the Exchange Agent shall be liable to any person in respect of any shares of West Common Stock or West New Preferred Stock (or dividends or distributions with respect to either) or cash from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any

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certificates formerly representing shares of East Common Stock or East Series A
Preferred Stock shall not have been surrendered prior to five years after the Effective Time (or immediately prior to such earlier date on which any West Common Stock, West New Preferred Stock, cash in lieu of fractional shares of West Common Stock or dividends or distributions with respect to West Common Stock or West New Preferred Stock in respect of such certificate would otherwise escheat to or become the property of any governmental entity, any such shares, cash, dividends or distributions in respect of such certificate shall, to the extent permitted by applicable law, become the property of West, free and clear of all claims or interest of any person previously entitled thereto.

          (h) Investment of Exchange Fund. The Exchange Agent shall invest any cash included in the Exchange Fund as directed by West on a daily basis. Any interest and other income resulting from such investments shall be paid to West.

     ELEVENTH: The parties hereto intend that the execution of these Articles of Merger constitute the adoption of a "plan of reorganization" within the meaning of Treasury Regulations (S) 1.368-1(c).

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     IN WITNESS WHEREOF, SECURITY CAPITAL ATLANTIC INCORPORATED, a Maryland
corporation, and SECURITY CAPITAL PACIFIC TRUST, a Maryland real estate investment trust, the entities parties to the merger, have caused these Articles of Merger to be signed in their respective names and on their behalf and witnessed or attested all as of the ____ day of _____________, 1998. Each of the individuals signing these Articles of Merger on behalf of SECURITY CAPITAL ATLANTIC INCORPORATED or SECURITY CAPITAL PACIFIC TRUST acknowledges these Articles of Merger to be the act of such respective entity and, as to all other matters or facts required to be verified under oath, that to the best of his or her knowledge, information and belief, these matters are true in all material respects and that this statement is made under the penalties of perjury.



                                 SECURITY CAPITAL ATLANTIC INCORPORATED
                                     a Maryland corporation

                                 By: ____________________________________(SEAL)
                                     President

Attest:

___________________________
Jeffrey A. Klopf, Secretary

                                 SECURITY CAPITAL PACIFIC TRUST
                                     a Maryland real estate investment trust

                                 By: ____________________________________(SEAL)
                                      R. Scot Sellers, President

Attest:

___________________________
Jeffrey A. Klopf, Secretary




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